                                                                      EXHIBIT 11


                         SCIENTIFIC GAMES HOLDINGS CORP.
                        COMPUTATION OF PER SHARE EARNINGS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                    Three-month period                      Year
                                                    ended December 31                ended December 31
                                                    -----------------                -----------------
                                                1997       1996       1995       1997       1996       1995
                                                ----       ----       ----       ----       ----       ----
Net earnings                                  $ 5,108    $ 5,513    $ 5,923    $ 8,972    $18,726    $22,428
                                              =======    =======    =======    =======    =======    =======
Weighted Average Common stock outstanding      11,876     12,127     13,006     12,020     12,682     12,929

Effect of common stock equivalents (stock)        399        461        720        407        584        724
                                              -------    -------    -------    -------    -------    -------
Total                                          12,275     12,588     13,726     12,427     13,266     13,653
                                              =======    =======    =======    =======    =======    =======
Net earnings per common share - diluted       $   .42    $   .44    $   .43    $   .72    $  1.41    $  1.64
                                              =======    =======    =======    =======    =======    =======








                                       26